Exhibit 23.1

CONSENT OF DELOITTE & TOUCHE LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated December 14, 2005, relating to the financial statements and financial statement schedule of Concur Technologies, Inc. and subsidiaries and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Concur Technologies, Inc. and subsidiaries for the year ended September 30, 2005.

/s/ DELOITTE & TOUCHE LLP

Seattle, Washington

April 6, 2006